CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm," and to the use of our report dated June 19, 2008 with respect to Dreyfus Premier Health Care Fund and to the use of our reports dated November 15, 2007 with respect to Dreyfus Premier Enterprise Fund and Dreyfus Premier Natural Resources Fund which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of Dreyfus Premier Opportunity Funds.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
August 22, 2008